Exhibit 10.1

Summary of Management Incentive Compensation Plan for Fiscal 2007

The Management Incentive Compensation Plan for Fiscal 2007 (the “Bonus Plan”) for Frontier Oil Corporation (the “Company”) establishes each participant’s Bonus Plan target as a percentage of the participant’s base salary. The amount of the actual bonus payment could range from zero to twice the Bonus Plan target, based upon the extent to which the pre-established annual financial goals are met or exceeded. The 2007 base salaries and Bonus Plan targets for the Company’s named executive officers are set forth in the table below. The financial goals for the Bonus Plan during 2007 are based on the Company’s 1) 2007 net income, 2) relative return on net capital employed versus a peer group average and 3) absolute return on capital employed and safety performance. These measures are weighted 40%, 40% and 20%, respectively.

Each participant will receive 30%, and has the right to elect to receive up to 100%, of his or her bonus payment in restricted shares of the Company’s common stock in lieu of cash, except that the Chief Executive Officer may elect to receive all of his bonus payment in cash. If such an election is made to receive additional restricted stock, then the amount of the bonus will be grossed up by a “risk premium” to be established by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. All shares of restricted stock will vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. The number of shares of restricted stock that a participant receives will be determined by the average closing price of the Company’s common stock during December 2007 and January 2008.

The Committee has discretion to adjust the financial targets for extraordinary items and for the effect of acquisitions completed during the Bonus Plan year and to pay or not pay the bonuses for any reason.

Executive Officer	2007 Annual Base Salary	Bonus Plan Target for 2007 (Percentage of Base Salary)
James R. Gibbs Chairman of the Board, Chief Executive Officer and President	$885,000	100%
Michael C. Jennings Executive Vice President-Chief Financial Officer	$415,000	70%
W. Paul Eisman Executive Vice President-Refining & Marketing	$430,000	70%
Currie Bechtol Vice President-General Counsel & Secretary	$300,000	50%
Jon D. Galvin Vice President	$280,000	50%
Nancy J. Zupan Vice President-Controller	$280,000	50%